Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Ben Haddad
858/826-6484
haddadb@saic.com

SAIC NAMES KENNETH C. DAHLBERG AS NEW CEO

Dr. J. Robert Beyster to Continue as Chairman of the Board

(SAN DIEGO AND MCLEAN, VA) October 7, 2003 — Science Applications International Corporation (SAIC) today announced that Kenneth C. Dahlberg has been named chief executive officer (CEO) effective November 3, 2003.  He will replace Dr. J. Robert Beyster, SAIC’s founder, CEO and chairman of the board.  Dr. Beyster’s current term on the Board expires in July 2004, and he will remain chairman until a new chairman is selected by the Board.

Prior to joining SAIC, Dahlberg served as executive vice president of General Dynamics’ Information Systems and Technology group since 2001.

In April of this year, SAIC’s Board of Directors approved Dr. Beyster’s proposed succession process to provide for a smooth and orderly transition to a new chairman and CEO.  The Board of Directors established a Search Committee which, with the assistance of  two executive search firms (Savoy Partners, Washington, D.C., and Heidrick & Struggles, Menlo Park, Calif.), evaluated extensive lists of both internal and external candidates.  Based on criteria set by the Board of Directors, with input from employee-owners from within SAIC, Dahlberg was selected to lead the nation’s largest employee-owned research and engineering company, by unanimous Board approval.

“We believe that Ken Dahlberg has the leadership qualities needed in a CEO to execute our strategic vision for the SAIC of the future, and he has demonstrated to the Board that he has the understanding and appreciation of how important our employee-ownership culture is to SAIC and its employees,” said Dr. Beyster.  “SAIC employee-owners have shared in the company’s growth and success since I founded the company more than 34 years ago.  I am confident Ken will work with the management team to ensure continued success and strengthen SAIC’s business strategies and employee-ownership culture.”

As the new CEO, Dahlberg will be based in San Diego.

“I’m extremely honored that SAIC’s Board of Directors appointed me to lead the company.  I’m looking forward to becoming an employee-owner and having the privilege of working with the many talented SAIC employee-owners, who have much to be proud of as they’ve successfully grown the company by solving important problems for its customers and our country,” said Dahlberg.  “SAIC is legendary in the industry, and the employee-owners in this company are known for their technical prowess and commitment to supporting customers on very complex technical problems.  I’m dedicated to ensuring we continue to provide the proper environment to our employee-owners and foster the creative innovation and commitment SAIC customers have come to rely upon.”

“Dr. Beyster has had a profound impact and been the guiding force behind the success of SAIC for more than 34 years.  His strong belief in ‘those who contribute to the company should own it’ has inspired employees to hone their entrepreneurial spirit and actively participate in the company’s success,” said Thomas Young, SAIC Board director and chairman of the Search Committee.  “Ken Dahlberg is committed to continue building on SAIC’s unique culture, and we are confident that he will work closely with the employee-owners to ensure continued success.”

Prior to joining General Dynamics, Dahlberg served as executive vice president for business development at Raytheon and president of Raytheon International, Inc., a subsidiary. Dahlberg was responsible for international and domestic business development and government relations.  Prior to that, he was president and chief operating officer of Raytheon Systems Company where he had operations oversight for all of Raytheon’s defense business units.

Dahlberg served as a corporate vice president of Hughes Electronics Corp. and as a senior vice president of Hughes Aircraft Company prior to the 1997 merger of Raytheon and Hughes Aircraft Company.  Dahlberg joined Hughes in 1967 and held various engineering, program-management and leadership positions.

Dahlberg received a bachelor’s degree in electrical engineering from Drexel

University in 1967 and a master’s degree in electrical engineering from the University of Southern California in 1969. Dahlberg also attended the University of California, Los Angeles, business school for advanced education for executives.

A member of the National Defense Industrial Association Board of Directors, Dahlberg also is a member of the Institute of Electrical and Electronics Engineers, the American Society of Naval Engineers and the Surface Navy Association, and is a lifetime member of the Navy League.

SAIC is the nation’s largest employee-owned research and engineering company, providing information technology, systems integration and eSolutions to commercial and government customers.  SAIC engineers and scientists work to solve complex technical problems in national and homeland security, energy, the environment, space, telecommunications, health care, transportation and logistics.  With annual revenues of $5.9 billion, SAIC and its subsidiaries, including Telcordia Technologies, have more than 40,000 employees at offices in more than 150 cities worldwide.  More information about SAIC can be found at www.saic.com.

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Statements in this announcement other than historical data and information constitute forward-looking statements that involve risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be very different from the results, performance or achievements expressed or implied by such forward-looking statements.  Some of these factors include, but are not limited to, the risk factors set forth in the Company’s Annual Report on Form 10-K for the period ended January 31, 2003, and such other filings that the Company makes with the SEC from time to time.  Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.